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                                                                    EXHIBIT 5.01

                      [LETTERHEAD OF FENWICK & WEST LLP]


                                August 30, 1996


Cooper & Chyan Technology, Inc.
1601 South De Anza Boulevard
Cupertino, California  95014

Gentlemen/Ladies:

     At your request, we have examined the Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") to be filed by you with the Securities and Exchange Commission on or about August 28, 1996 in connection with the registration under the Securities Act of 1933, as amended, of 71,273 shares of your Common Stock (the "STOCK") which are issuable upon the exercise of options originally granted by UniCAD, Inc. and assumed by you in connection with the merger of your wholly-owned subsidiary, CCT Acquisition Corp., with and into UniCAD, Inc. (the "ASSUMED OPTIONS").

     In rendering this opinion, we have examined the following:

     (1) the Registration Statement, together with the Exhibits filed as a part thereof;

     (2) the Prospectuses prepared in connection with the Assumed Options and with the Registration Statement;

     (3) the minutes of meetings and actions by written consent of the Board of Directors that are contained in your minute books, that are in our possession under which the Assumed Options were approved for assumption by you; and

     (4) the Agreement and Plan of Reorganization dated July 22, 1996, and the Agreement of Merger and the Escrow Agreement, both dated August 28, 1996, that were entered into in connection with the acquistion of UniCAD, Inc., under which the Assumed Options were assumed by you.

     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the lack of any undisclosed terminations, modifications, waivers or amendments to any documents reviewed by us and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

     As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from public officials and records included in the documents referred to above. We have made no independent investigations or other attempts to verify the accuracy of
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Cooper & Chyan Technology, Inc.
August 28, 1996
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any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would lead us
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to believe that the opinion expressed herein is not accurate.

     Based upon the foregoing, it is our opinion that the 71,273 shares of Stock that may be issued and sold by you pursuant to the Assumed Options, when issued and sold in the manner referred to in the Prospectus associated with the Registration Statement and in accordance with the terms of the Assumed Options, will be legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

     This opinion speaks only as of its date and is intended solely for the your use as an exhibit to the Registration Statement for the purpose of the above sale of the Stock and is not to be relied upon for any other purpose.

                                       Very truly yours,

                                       /s/ Fenwick & West LLP

                                       FENWICK & WEST LLP


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